Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
Chief Financial Officer (856) 532-6603

6000 Central Highway

Pennsauken, NJ 08109

SALES AND EARNINGS

REPORTED BY J & J SNACK FOODS

Pennsauken, NJ, November 3, 2016 - - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for its fourth quarter and year ended September 24, 2016.

Sales for the fourth quarter increased 1% to $262.2 million from $259.8 million in last year’s fourth quarter. For the year ended September 24, 2016, sales increased 2% to $992.8 million from $976.3 million last year. Net earnings increased 4% to $20.6 million ($1.10 per diluted share) in this year’s fourth quarter compared to $19.8 million ($1.05 per diluted share) last year and for the year earnings increased 8% to $76.0 million ($4.05 per diluted share) from $70.2 million ($3.73 per diluted share).

 Operating income decreased 9% to $30.7 million this year from $33.7 million in the year ago fourth quarter.  For the year, operating income increased 2% to $112.8 million from $110.9 million last year.

After tax investment income of $676,000 ($.04/share) in the quarter compared to an after tax investment loss of $2.3 million ($.12/share) in last year’s quarter and after tax investment income of $2.7 million ($.14/share) for the year compared to an after tax investment loss of $516,000 ($.03/share) last year.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “While our frozen beverage and retail supermarket businesses performed well in the quarter, sales and operating income in our food service segment were down in the quarter.  We have made changes in our operations management to address certain manufacturing issues, including higher costs, that impacted the quarter.”

J&J Snack Foods Corp. is a leader and innovator in the snack food industry, providing nutritional and affordable branded niche snack foods and beverages to foodservice and retail supermarket outlets.  Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, BAVARIAN BAKERY and other soft pretzels, ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S, PHILLY SWIRL, MINUTE MAID* frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, CALIFORNIA CHURROS and TIO PEPE’S churros, PATIO Burritos and other handheld sandwiches, THE FUNNEL CAKE FACTORY funnel cakes, and several cookie brands within COUNTRY HOME BAKERS.  For more information, please visit us at www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Quarter Ended		Fiscal Year Ended

	September 24,	September 26,	September 24,	September 26,
	2016	2015	2016	2015
	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)
	Unaudited	Unaudited	Unaudited
Net Sales	$262,240	$259,772	$992,781	$976,256
Cost of goods sold	182,443	177,329	688,314	675,366
Gross Profit	79,797	82,443	304,467	300,890

Operating expenses
Marketing	22,249	22,486	85,963	85,160
Distribution	18,330	18,575	73,114	74,158
Administrative	8,442	7,994	32,299	30,891
Other general expense (income)	42	(274)	281	(207)
Total operating expenses	49,063	48,781	191,657	190,002

Operating Income	30,734	33,662	112,810	110,888

Other income (expenses)
Investment income (loss)	1,014	(1,422)	4,132	1,157
Interest expense & other	(29)	(38)	(123)	(126)

Earnings before income taxes	31,719	32,202	116,819	111,919

Income taxes	11,101	12,374	40,844	41,736

NET EARNINGS	$20,618	$19,828	$75,975	$70,183

Earnings per diluted share	$1.10	$1.05	$4.05	$3.73

Weighted average number of diluted shares	18,782	18,832	18,769	18,819

Earnings per basic share	$1.11	$1.06	$4.07	$3.76

Weighted average number of basic shares	18,656	18,691	18,649	18,685

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	September 24,	September 26,
	2016	2015
	Unaudited
Assets
Current assets
Cash and cash equivalents	$140,652	$133,689
Marketable securities held to maturity	13,539	-
Accounts receivable, net	98,325	102,649
Inventories	88,684	82,657
Prepaid expenses and other	13,904	6,557
Total current assets	355,104	325,552

Property, plant and equipment, at cost	605,045	571,675
Less accumulated depreciation and amortization	420,832	399,621
Property, plant and equipment, net	184,213	172,054

Other assets
Goodwill	86,442	86,442
Other intangible assets, net	41,819	45,819
Marketable securities held to maturity	90,732	66,660
Marketable securities available for sale	29,465	39,638
Other	2,712	3,504
Total other assets	251,170	242,063
Total Assets	$790,487	$739,669

Liabilities and Stockholders' Equity
Current Liabilities
Current obligations under capital leases	$365	$273
Accounts payable	62,026	59,206
Accrued insurance liability	10,119	10,231
Accrued liabilities	6,161	5,365
Accrued compensation expense	16,340	15,318
Dividends payable	7,280	6,723
Total current liabilities	102,291	97,116

Long-term obligations under capital leases	1,235	1,196
Deferred income taxes	48,186	40,523
Other long-term liabilities	801	915

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 18,668,000 and 18,676,000 respectively	25,332	31,653
Accumulated other comprehensive loss	(13,415)	(10,897)
Retained Earnings	626,057	579,163
Total stockholders' equity	637,974	599,919
Total Liabilities and Stockholders' Equity	$790,487	$739,669

The accompanying notes are an integral part of these statements.

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Fiscal Year Ended

	September 24,	September 26,	September 27,
	2016	2015	2014
	(52 weeks)	(52 weeks)	(52 weeks)
	Unaudited
Operating activities:
Net earnings	$75,975	$70,183	$71,814
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of fixed assets	34,536	32,356	31,660
Amortization of intangibles and deferred costs	5,587	5,915	5,433
Gains from disposals of property & equipment	(398)	(334)	(119)
Amortization of bond premiums	1,011	103	-
Share-based compensation	2,375	2,166	2,076
Deferred income taxes	7,700	(121)	(8)
Loss on sale of marketable securities	661	4,319	361
Changes in assets and liabilities, net of effects from purchase of companies:
Decrease (increase) in accounts receivable, net	3,571	(3,123)	(8,913)
Increase in inventories	(6,295)	(4,959)	(1,857)
Increase in prepaid expenses and other	(7,386)	(2,871)	(182)
Increase in accounts payable and accrued liabilities	3,888	287	6,831
Net cash provided by operating activities	121,225	103,921	107,096
Investing activities:
Payments for purchases of companies, net of cash acquired	-	(615)	(28,360)
Purchases of property, plant and equipment	(48,709)	(48,641)	(39,385)
Purchases of marketable securities	(41,786)	(90,240)	(26,932)
Proceeds from redemption and sales of marketable securities	13,224	110,117	7,245
Proceeds from disposal of property, plant and equipment	2,294	1,786	1,572
Other	375	(898)	(806)
Net cash used in investing activities	(74,602)	(28,491)	(86,666)
Financing activities:
Payments to repurchase common stock	(15,265)	(8,011)	(7,505)
Proceeds from issuance of common stock	6,570	4,663	3,320
Payments on capitalized lease obligations	(355)	(243)	(326)
Payment of cash dividend	(28,523)	(26,154)	(20,924)
Net cash used in financing activities	(37,573)	(29,745)	(25,435)
Effect of exchange rates on cash and cash equivalents	(2,087)	(3,756)	(580)
Net increase (decrease) in cash and cash equivalents	6,963	41,929	(5,585)
Cash and cash equivalents at beginning of year	133,689	91,760	97,345
Cash and cash equivalents at end of year	$140,652	$133,689	$91,760

J & J SNACK FOODS CORP. AND SUBSIDIARIES

	Fiscal year ended

	September 24,	September 26,	September 27,
	2016	2015	2014
	(52 weeks)	(52 weeks)	(52 weeks)
	Unaudited	(in thousands)
Sales to External Customers:
Food Service
Soft pretzels	$170,155	$168,970	$164,680
Frozen juices and ices	51,798	54,454	53,888
Churros	57,318	56,602	55,929
Handhelds	27,427	21,817	24,248
Bakery	294,518	301,135	281,556
Other	20,313	13,657	11,597
Total Food Service	$621,529	$616,635	$591,898

Retail Supermarket
Soft pretzels	$33,279	$35,727	$34,830
Frozen juices and ices	68,924	72,174	59,404
Handhelds	15,347	18,957	21,354
Coupon redemption	(4,430)	(4,725)	(3,807)
Other	4,469	1,244	863
Total Retail Supermarket	$117,589	$123,377	$112,644

Frozen Beverages
Beverages	$150,118	$142,705	$133,283
Repair and maintenance service	71,123	65,765	59,805
Machines sales	31,155	26,413	20,224
Other	1,267	1,361	1,597
Total Frozen Beverages	$253,663	$236,244	$214,909

Consolidated Sales	$992,781	$976,256	$919,451

Depreciation and Amortization:
Food Service	$22,912	$21,289	$20,882
Retail Supermarket	1,031	1,132	492
Frozen Beverages	16,180	15,850	15,719
Total Depreciation and Amortization	$40,123	$38,271	$37,093

Operating Income:
Food Service	$76,539	$75,286	$73,731
Retail Supermarket	9,618	11,020	11,201
Frozen Beverages	26,653	24,582	21,916
Total Operating Income	$112,810	$110,888	$106,848

Capital Expenditures:
Food Service	$24,759	$28,228	$21,594
Retail Supermarket	369	112	26
Frozen Beverages	23,581	20,301	17,765
Total Capital Expenditures	$48,709	$48,641	$39,385

Assets:
Food Service	$589,854	$543,851	$516,916
Retail Supermarket	22,090	24,209	25,917
Frozen Beverages	178,543	171,609	161,940
Total Assets	$790,487	$739,669	$704,773

RESULTS OF OPERATIONS:

Fiscal 2016 (52 weeks) Compared to Fiscal Year 2015 (52 weeks)

Net sales increased $16,525,000, or 2%, to $992,781,000 in fiscal 2016 from $976,256,000 in fiscal 2015.

FOOD SERVICE

Sales to food service customers increased $4,894,000 or less than 1%, to $621,529,000 in fiscal 2016. Soft pretzel sales to the food service market increased 1% to $170,155,000 for the year with sales increases and decreases throughout our customer base. Soft pretzel sales to restaurant chains were about the same this year and last year. Frozen juice bar and ices sales decreased $2,656,000, or 5%, to $51,798,000 for the year due primarily to lower sales to two customers. Churro sales to food service customers were up 1% to $57,318,000 for the year with sales increases and decreases throughout our customer base. Sales of bakery products decreased $6,617,000, or 2%, for the year with sales to one customer down $7.0 million as the customer added a secondary supplier. Handheld sales to food service customers were up 26% to $27,427,000 in 2016 with sales increases to one customer accounting for about 80% of the increase. Sales of funnel cake increased $7,000,000, or 57% to $19,179,000 due primarily to increased sales to school food service and $4.0 million of sales to a new restaurant chain customer. Sales of new products in the first twelve months since their introduction were approximately $32 million for the year. Price increases accounted for approximately $5 million of sales for the year and net volume, including new product sales as defined above, was essentially unchanged from last year. Operating income in our Food Service segment increased from $75,286,000 in 2015 to $76,539,000 in 2016. Operating income for the year benefitted from lower marketing expenses, lower ingredient costs, significantly increased volume of our handhelds and funnel cake products, pricing and more favorable product mix and was hurt by higher group health insurance costs and lower volume of our frozen juices and ices and bakery products. However, operating income in the fourth quarter decreased from $23,665,000 in 2015 to $17,498,000 in 2016 primarily because of a 2% decline in sales and higher manufacturing expenses.  We anticipate that these issues will continue to affect us into the first quarter of fiscal year 2017. Additionally, approximately 1/4 of the decrease of $6,167,000 in operating income resulted from costs related to certain bakery products that were withdrawn from the market due to quality issues.

RETAIL SUPERMARKETS

Sales of products to retail supermarkets decreased $5,788,000 or 5% to $117,589,000 in fiscal year 2016. Soft pretzel sales to retail supermarkets were $33,279,000 compared to $35,727,000 in 2015, a decrease of 7%. About 1/2 of the pretzel sales decline was due to the discontinuance of SUPERPRETZEL BAVARIAN Soft Pretzel bread which was introduced in 2015. Sales of frozen juices and ices decreased $3,250,000 or 5% to $68,924,000. Increased trade spending to introduce WHOLE FRUIT Organic juice tubes and new PHILLY SWIRL products and general declines in sales of our existing PHILLY SWIRL products accounted for all of the sales decline in frozen juices and ices.  PHILLY SWIRL sales were down primarily because of lower sales to a customer in Canada due to the stronger US dollar, lower sales to one warehouse club store which carried fewer SKUS this year and decreased sales to one retail supermarket customer of a product that is being discontinued.  Although sales were down for the year, PHILLY SWIRL sales were marginally higher in the fourth quarter.  Coupon redemption costs, a reduction of sales, which were higher in the first six months a year ago supporting the introduction of the SUPERPRETZEL BAVARIAN Soft Pretzel Bread, decreased 6% to $4,430,000 for the year.  Handheld sales to retail supermarket customers decreased 19% to $15,347,000 for the year.  Roughly 37% of the handhelds sales decline in the year resulted from increased trade spending to introduce PILLSBURY mini dessert pies.  The balance of the sales decline was spread over our customer base.  Sales of OREO churros, introduced this year, were approximately $4.0 million for the year, with about ½ of the sales coming in the fourth quarter.

     Sales of new products in the first twelve months since their introduction were approximately $8 million in fiscal year 2016. Price increases accounted for approximately $2 million of sales for the year but higher trade spending of $6 million and volume decreases of $2 million resulted in an overall sales decline of $5.7 million. Operating income in our Retail Supermarkets segment decreased from $11,020,000 to $9,618,000 for the year primarily because of approximately $2 million of increased trade spending related to the introduction of WHOLE FRUIT Organic juice tubes, OREO churros, PILLSBURY mini dessert pies and other new  products and lower soft pretzels and frozen juices and ices sales volume. However, operating income in the fourth quarter increased from $1,413,000 in 2015 to $1,793,000 in 2016 primarily because of a 4% increase in overall sales.

FROZEN BEVERAGES

Frozen beverage and related product sales increased 7% to $253,663,000 in fiscal 2016. Beverage sales alone increased 5% to $150,118,000 for the year with increases and decreases throughout our customer base. Gallon sales were up 6% in our base ICEE business, with sales to movie theaters accounting for about 3/4 of the increase. Service revenue increased 8% to $71,123,000 for the year with sales increases and decreases spread throughout our customer base. Sales of beverage machines, which tend to fluctuate from year to year while following no specific trend, increased from $26,413,000 in 2015 to $31,155,000 in 2016. The estimated number of Company owned frozen beverage dispensers was 52,000 and 49,000 at September 24, 2016 and September 26, 2015, respectively. Operating income in our Frozen Beverage segment increased from $24,582,000 in 2015 to $26,653,000 in 2016 due primarily to higher sales in all areas of the business.

CONSOLIDATED

Other than as commented upon above by segment, there are no material specific reasons for the reported sales increases or decreases. Sales levels can be impacted by the appeal of our products to our customers and consumers and their changing tastes, competitive and pricing pressures, sales execution, marketing programs, seasonal weather, customer stability and general economic conditions.

Gross profit as a percentage of sales decreased to 30.67% in 2016 from 30.82% in 2015. Gross profit percentage benefitted from lower ingredient costs, pricing and increased food service handhelds and funnel cake business which was more than offset by higher costs in our frozen beverages business and increased trade spending related to the introduction of WHOLE FRUIT Organic juice tubes, OREO churros, PILLSBURY mini dessert pies and new PHILLY SWIRL products in our retail supermarket business, as well as by lower volume in most of our food service segment and in our retail supermarket business and the product withdrawal in our food service segment mentioned previously.

Total operating expenses increased $1,655,000 to $191,657,000 in fiscal 2016 and as a percentage of sales decreased to 19.31% of sales from 19.46% in 2015. Marketing expenses were 8.66% and 8.72% of sales in 2016 and 2015, respectively. Distribution expenses as a percent of sales decreased to 7.36% from 7.60% in 2015 due in part to lower fuel costs and shipping efficiencies. Administrative expenses were 3.25% and 3.16% of sales in 2016 and 2015, respectively. Other general expense of $281,000 this year compared to other general income of $207,000 in 2015.

Operating income increased $1,922,000 or 2% to $112,810,000 in fiscal year 2016 as a result of the aforementioned items.

Our investments generated before tax income of $4.1 million this year, up from $1.2 million last year as sales of our mutual fund investments, net of capital gain distributions, generated a realized loss of $598,000 this year compared to a realized loss of $3.9 million last year.   Although we recognized losses as we decreased our investments in mutual funds, our overall return on the mutual funds has been positive since we first made the investments in October 2012. We have reduced our investments in mutual funds over the past year to $13 million at September 2016 from $19 million at September 2015 and $128 million at September 2014. The remaining unrealized losses of $520,000 are spread over 4 funds with total fair market value of $12.5 million. The remaining mutual funds presently generate income of 4.9 % per year. We have invested $17 million in Fixed-to-Floating Perpetual Preferred Stock which generates fixed income to call dates in 2018, 2019 and 2025 and then income is based on a spread above LIBOR if the securities are not called. The annual yield from these investments is presently 5.5%, of which 70% is not subject to income tax. The mutual funds and the Fixed-to-Floating Perpetual Preferred Stock investment securities do not have contractual maturities; however, we classify them as long term assets as it is our intent to hold them for a period of over one year, although we may sell some or all of them depending on presently unanticipated needs for liquidity or market conditions. We have invested $103 million in corporate bonds which generate fixed income to maturity dates in 2017 through 2021, with $67 million maturing prior to the end of our fiscal year 2018. The bonds presently generate income of about 2.2% per year. Our expectation is that we will hold the corporate bonds to their maturity dates and redeem them at our amortized cost.

The effective income tax rate decreased to 35.0% from 37.3% last year because the realized losses on sales of our mutual fund investments in 2015 and 2016 are not deductible as we do not have capital gains to offset the losses and our income tax expense for 2016 benefitted by $885,000 related to share base compensation. We expect the effective income tax rate for 2017 to be between 35% and 35-1/2%.

Net investment after tax income for the year of $2.7 million, or $.14 per share, compared to last year’s net investment after tax loss of $516,000, or $.03 per share.

Net earnings increased $5,792,000 or 8%, in fiscal 2016 to $75,975,000, or $.32 per diluted share as a result of the aforementioned items.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.